Exhibit 10.2
H&R BLOCK, INC.
2003 LONG-TERM EXECUTIVE COMPENSATION PLAN
GRANT AGREEMENT
     This Grant Agreement is entered into by and between H&R Block, Inc., a Missouri corporation (the “Company”), and [Participant Name] (“Participant”).
     WHEREAS, the Company provides certain incentive awards to key employees of subsidiaries of the Company under the H&R Block, Inc. 2003 Long-Term Executive Compensation Plan (the “Plan”);
     WHEREAS, receipt of such Awards under the Plan are conditioned upon a Participant’s execution of a Grant Agreement within 180 days of [Grant Date], wherein Participant agrees to abide by certain terms and conditions authorized by the Compensation Committee of the Board of Directors;
     WHEREAS, the Participant has been selected by the Compensation Committee or the Chief Executive Officer of the Company as a key employee of one of the subsidiaries of the Company and is eligible to receive Awards under the Plan.
     NOW THEREFORE, in consideration of the parties promises’ and agreements set forth in this Grant Agreement, the sufficiency of which the parties hereby acknowledge,
IT IS AGREED AS FOLLOWS:
1. Definitions. Whenever a term is used in this Grant Agreement (“Agreement”), the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.
     1.1 Amount of Gain Realized. The Amount of Gain Realized shall be equal to the number of shares of Common Stock purchased pursuant to such exercise multiplied by the difference between the FMV of one Share of the Company’s Common Stock on the date of exercise and the Option Price.
     1.2 Change of Control. Change of Control means the occurrence of one or more of the following events:
     (a) Any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. If any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons shall not be considered to cause a change in the ownership of the corporation. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 1.2(a).
H&R Block Inc., 2003 Long-Term Executive Compensation Plan
Grant Agreement - Stock Options

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(b) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company. If any one person, or more than one person acting as a group, is considered to effectively control a corporation within the meaning of Treasury Regulation §1.409A-3(i)(5)(vi), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation.
     (c) A majority of members of the Company’s Board of Directors (the “Board”) is replaced during any 12-month period by directors whose appointment or election is not endorsed by two-thirds (2/3) of the members of the Board before the date of such appointment or election.
     (d) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, there is no Change in Control event under this Section 1.2(d) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to: (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (ii) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or (iv) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii) above.
For purposes of the foregoing, persons will be considered acting as a group in accordance with Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, and Section 409A of the Code.
     1.3 Code. Code means the Internal Revenue Code of 1986, as amended.
     1.4 Committee. Committee means the Compensation Committee of the Board of Directors for H&R Block, Inc.
     1.5 Common Stock. Common Stock means the common stock, without par value, of the Company.
     1.6 Company. Company means H&R Block, Inc., a Missouri corporation, and, unless the context otherwise requires, includes its “subsidiary corporations” (as defined in Section 424(f) of the Internal Revenue Code) and their respective divisions, departments and subsidiaries and the respective divisions, departments and subsidiaries of such subsidiaries.

1.7 Closing Price. Closing Price shall mean the last reported market price for one share of Common Stock, regular way, on the New York Stock Exchange (or any successor exchange or stock market on which such last reported market price is reported) on the day in question. In the event the exchange is closed on the day on which Closing Price is to be determined or if there were no sales reported on such date, Closing Price shall be computed as of the last date preceding such date on which the exchange was open and a sale was reported.
     1.8 Disability. Disability or disabled shall be as defined in the employment practices or policies of the applicable subsidiary of the Company in effect from time to time during the term hereof or, absent such definition, then as defined in the H&R Block Retirement Savings Plan or any successor plan thereto.
     1.9 Early Retirement. Early Retirement means the Participant’s voluntary termination of employment with the Company and each of its subsidiaries at or after the date the Participant has both reached age 55 but has not yet reached age 65, and completed at least ten (10) years of service with the company or its subsidiaries.
     1.10 Fair Market Value. Fair Market Value (“FMV”) means the Closing Price for one share of H&R Block, Inc. Stock.
     1.11 Last Day of Employment. Last Day of Employment means the date the Participant ceases for whatever reason to be an employee and is not immediately thereafter and continuously employed as a regular active employee by any other direct or indirect subsidiary of the Company
     1.12 Line of Business. Line of Business of the Company means any line of business of the subsidiary of the Company by which Participant was employed as of the Last Day of Employment, as well as any one or more lines of business of any other subsidiary of the Company by which Participant was employed during the two-year period preceding the Last Day of Employment, provided that, if Participant’s employment was, as of the Last Day of Employment or during the two-year period immediately prior to the Last Day of Employment, with H&R Block Management, LLC or any successor entity thereto, “Line of Business of the Company” shall mean any lines of business of the Company and all of its subsidiaries.
     1.13 Qualifying Termination. Qualifying Termination shall mean Participant’s termination of employment which meets the definition of a “Qualifying Termination” under a written severance plan sponsored by the Company or a subsidiary of the Company. In the event that no written severance plan exists for the Participant’s subsidiary, the definition of “Qualifying Termination” contained in any applicable severance plan for the Company will govern.
     1.14 Retirement. Retirement means the Participant’s voluntary termination of employment with the Company and each of its subsidiaries, at or after attaining age 65.
     1.15 Stock Option. Stock Option means the right to purchase, upon exercise of a stock option granted under the Plan, shares of the Company’s Common Stock. A Stock Option may be an Incentive Stock Option which meets the requirements of Code Section 422(b) or a Nonqualified Stock Option. The right and option to purchase shares of Common Stock identified as subject to Nonqualified Stock Option shall not constitute and shall not be treated for any purpose as an “incentive stock option,” as such term is defined in the Code.
2. Stock Option.
     2.1 Grant of Stock Option. As of [Grant Date] (the “Grant Date”), the Company grants the Participant the right and option to purchase [Number of Shares Granted] shares of Common Stock (this “Stock Option”) identified as [Grant Type].
     2.2 Option Price. The Price per share of Common Stock subject to this Stock Option is [Grant Price], which is the Closing Price on [Grant Date].
     2.3 Vesting. This Stock Option shall vest and become exercisable in installments, which shall be cumulative, with regard to the percentage of the number of shares of Common Stock subject to this Stock Option indicated next to each vesting date set forth in the table below provided that the Participant remains continuously employed by the Company through such date:

Percent of Shares Subject to this
Stock Option Vesting on Such
Vesting Date	Vesting Date
First Anniversary of the Grant Date	33 1/3%
Second Anniversary of the Grant Date	33 1/3%
Third Anniversary of the Grant Date	33 1/3%
(Note: If the percentage of the aggregate number of shares of Common Stock subject to this Stock Option scheduled to vest on a vesting date is not a whole number of shares, then the amount vesting shall be rounded down to the nearest whole number of shares for each vesting date, except that the amount vesting on the final vesting date shall be such that 100% of the aggregate number of shares of Common Stock subject to this Stock Option shall be cumulatively vested as of the final vesting date.)
     2.4 Acceleration of Vesting. Notwithstanding Section 2.3, the Participant shall become vested in all or a portion of the Stock Options awarded under this Grant Agreement on the occurrence of any of the following events; provided that receipt of the benefits set forth in this section 2.4 may be conditioned on the Participant executing and not revoking a release and separation agreement:
     (a) Change of Control. In the event the Participant incurs a Qualifying Termination in the 24 months immediately following a Change of Control, as defined in Section 1.2, such Participant shall become 100% vested in all outstanding stock options granted under this Grant Agreement. The Participant may exercise such options until the earlier of: (i) ninety (90) days following the Participant’s Last Day of Employment unless the Participant elects in writing to extend this time period through the severance period as defined by the applicable severance plan or (ii) the last day the stock options would have been exercisable if the Participant had not incurred a termination of employment.

     (b) Retirement. The Participant may purchase 100% of the total Stock Options granted under this Stock Option provided that the Participant retires more than one year after the Grant Date.
     (c) Qualifying Termination. If a Participant experiences a Qualifying Termination, all or a portion of the then outstanding Stock Options granted under this Stock Option shall vest if and to the extent specified in any applicable severance plan and Participant may purchase 100% of such vested Stock Options.
     (d) Employment Agreement. The Participant may purchase all or a portion of the total vested Stock Options granted under this Stock Option upon the occurrence of certain events specified in the Participant’s employment agreement.
If application of this Section 2.4 results in the acceleration of vesting of all or any portion of the Stock Options, shares of Common Stock then subject to Stock Options shall be allocated such that the number of shares subject to Incentive Stock Option shall be the maximum number of shares that may be subject to Incentive Stock Option under Section 422 of the Code for the calendar year in which the acceleration of vesting results.
     2.5 Term of Option. No Stock Option granted under this Grant Agreement may be exercised after [Expiration Date]. Except as provided in this Section 2.5 and Section 2.6, all Stock Options shall terminate when the Participant ceases, for whatever reason, to be an employee of any of the subsidiaries of the Company. In the event the Participant ceases to be an employee of any of the subsidiaries of the Company because of Retirement or Early Retirement, Participant may exercise any vested Stock Options up to twelve months after employment ceases. If the Participant ceases to be an employee of any of the subsidiaries of the Company because of Disability, Participant may exercise any vested Stock Options up to three months after employment ceases. In the event the Participant experiences a Qualifying Termination, this Stock Option may be eligible for an extension of the exercise period pursuant to an applicable severance plan (subject to the Participant executing and not revoking a release and separation agreement).
     2.6 Participant’s Death. In the event the Participant ceases to be an employee of any of the subsidiaries of the Company because of Death, the person or persons to whom the Participant’s rights under the Stock Option shall pass by the Participant’s will or laws of descent and distribution may exercise any vested Stock Options for a period up to twelve months after the date of death.
     2.7 Exercise of Stock Option. The Stock Option granted under the Plan shall be exercisable from time to time by the Participant by giving notice of exercise to the Company, in the manner specified by the Company, specifying the number of whole shares to be purchased, and accompanied by full payment of the purchase price. The right to purchase shall be cumulative, so that the full number of shares of Common Stock that become purchasable at any time need not be purchased at such time, but may be purchased at any time or from time to time thereafter (but prior to the termination of the Stock Option).

     2.8 Payment of the Option Price. Full payment of the Option Price for shares purchased shall be made at the time the Participant exercises the Stock Option. Payment of the aggregate Option Price may be made in (a) cash, (b) by delivery of Common Stock (with a value equal to the Closing Price of Common Stock on the last trading date preceding the date on which the Stock Option is exercised), or (c) a combination thereof. Payment shall be made only in cash unless at least six months have elapsed between the date of Participant’s acquisition of each share of Common Stock delivered by Participant in full or partial payment of the aggregate Option Price and the date on which the Stock Option is exercised.
     2.9 No Shareholder Privileges. Neither the Participant nor any person claiming under or through him or her shall be, or have any of the rights or privileges of, a shareholder of the Company with respect to any of the Common Stock issuable upon the exercise of this Stock Option, unless and until certificates evidencing such shares of Common Stock shall have been duly issued and delivered.
3. Covenants.
     3.1 Consideration for Award under the Plan. Participant acknowledges that Participant’s agreement to this Section 3 is a key consideration for any Award under the Plan. Participant hereby agrees to abide by the Covenants set forth in Sections 3.2, 3.3, and 3.4.
     3.2 Covenant Against Competition. During the period of Participant’s employment and for two (2) years after his/her Last Day of Employment, Participant acknowledges and agrees he/she will not engage in, or own or control any interest in, or act as an officer, director or employee of, or consultant, advisor or lender to, any entity that engages in any business that is competitive with the primary business activities of the Company’s Tax Services business which are tax preparation, accounting, and small business services.
     3.3 Covenant Against Hiring. Participant acknowledges and agrees the he/she will not directly or indirectly recruit, solicit, or hire any Company employee or otherwise induce any such employee to leave the Company’s employment during the period of Participant’s employment and for one (1) year after his/her Last Day of Employment.
     3.4 Covenant Against Solicitation. During the period of Participant’s employment and for two (2) years after his/her Last Day of Employment, Participant acknowledges and agrees that he/she will not directly or indirectly solicit or enter into any business transaction of the nature performed by the Company with any Company client for which Participant personally performed services or acquired material information.
     3.5 Forfeiture of Rights. Notwithstanding anything herein to the contrary, if Participant violates any provisions of this Section 3, Participant shall forfeit all rights to payments or benefits under the Plan. All Stock Options outstanding on such date shall terminate.
     3.6 Remedies. Notwithstanding anything herein to the contrary, if Participant violates any provisions of this Section 3, whether prior to, on or after any Settlement of an Award under the Plan, then Participant shall promptly pay to Company an amount equal to the aggregate Amount of Gain Realized by the Participant on all Stock Options exercised after a date commencing one year prior to Participant’s Last Day of Employment. The Participant shall pay

Company within three (3) business days after the date of any written demand by the Company to the Participant.
3.7 Remedies payable in Company’s Common Stock or Cash. The Participant shall pay the amounts described in Section 3.6 in the Company’s Common Stock or cash.
     3.8 Remedies without Prejudice. The remedies provided in this Section 3 shall be without prejudice to the rights of the Company and/or the rights of any one or more of its subsidiaries to recover any losses resulting from the applicable conduct of the Participant and shall be in addition to any other remedies the Company and/or any one or more subsidiaries may have, at law or in equity, resulting from such conduct.
     3.9 Survival. Participant’s obligations in this Section 3 shall survive and continue beyond settlement of all Awards under the Plan and any termination or expiration of this Agreement for any reason.
4. Non-Transferability of Awards. Any Stock Option (including all rights, privileges and benefits conferred under such Award) shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of any Stock Option, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment, or similar process upon the rights and privileges hereby granted, then and in any such event such Award and the rights and privileges hereby granted shall immediately become null and void.
5. Miscellaneous.
     5.1 No Employment Contract. This Agreement does not confer on the Participant any right to continued employment for any period of time, is not an employment contract, and shall not in any manner modify any effective contract of employment between the Participant and any subsidiary of the Company.
     5.2 Clawback for Negligence or Misconduct. If the Committee determines that the Participant has engaged in negligence or intentional misconduct that results in a significant restatement of the Company’s financial results and a resulting overpayment in compensation or Awards under this Plan, the Committee may require reimbursement of any portion of the Amount of Gain Realized from such Awards where such Awards were greater than the Awards would have been if calculated on the restated financial results.
     5.3 Adjustment of Shares. If there shall be any change in the capital structure of the Company, including but not limited to a change in the number or kind of the outstanding shares of the Common Stock resulting from a stock dividend or split-up, or combination or reclassification of such shares (or of any stock or other securities into which shares shall have been changed, or for which they shall have been exchanged), then the Board of Directors of the Company may make such equitable adjustments with respect to the Stock Option, or any other provisions of the Plan, as it deems necessary or appropriate to prevent dilution or enlargement of the Stock Option rights hereunder or of the shares subject to this Stock Option.

     5.4 Merger, Consolidation, Reorganization, Liquidation, etc. If the Company shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization, or liquidation, the Board of Directors shall, acting in its absolute and sole discretion, make such arrangements, which shall be binding upon the Participant of outstanding Awards, including but not limited to, the substitution of new Awards or for any Awards then outstanding, the assumption of any such Awards and the termination of or payment for such Awards.
     5.5 Interpretation and Regulations. The Board of Directors of the Company shall have the power to provide regulations for administration of the Plan by the Committee and to make any changes in such guidelines as from time to time the Board may deem necessary. The Committee shall have the sole power to determine, solely for purposes of the Plan and this Agreement, the date of and circumstances which shall constitute a cessation or termination of employment and whether such cessation or termination is the result of retirement, death, disability or termination without cause or any other reason, and further to determine, solely for purposes of the Plan and this Agreement, what constitutes continuous employment with respect to the exercise of Stock Option or delivery of Shares under the Plan (except that leaves of absence approved by the Committee or transfers of employment among the subsidiaries of the Company shall not be considered an interruption of continuous employment for any purpose under the Plan).
     5.6 Reservation of Rights. If at any time counsel for the Company determines that qualification of the Shares under any state or federal securities law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of the executing an Award or benefit under the Plan, then such action may not be taken, in whole or in part, unless and until such qualification, registration, consent or approval shall have been effected or obtained free of any conditions such counsel deems unacceptable.
     5.7 Reasonableness of Restrictions, Severability and Court Modification. Participant and the Company agree that, the restrictions contained in this Agreement are reasonable, but, should any provision of this Agreement be determined by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable or unreasonable in scope, the validity, legality and enforceability of the other provisions of this Agreement will not be affected thereby, and the provision found invalid, illegal, or otherwise unenforceable or unreasonable will be considered by the Company and Participant to be amended as to scope of protection, time or geographic area (or any one of them, as the case may be) in whatever manner is considered reasonable by that court, and, as so amended will be enforced.
     5.8 Withholding of Taxes. To the extent that the Company is required to withhold taxes in compliance with any federal, state, local or foreign law in connection with any payment made or benefit realized by a Participant or other person under this Plan, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for the payment of all such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit. In the event the Participant has not made arrangements, the Company shall withhold the amount of such tax obligations from such dividend payment or instruct the Participant’s employer to withhold such amount from the

Participant’s next payment(s) of wages. The Participant authorizes the Company to so instruct the Participant’s employer and authorizes the Participant’s employer to make such withholdings from payment(s) of wages.
5.9 Waiver. The failure of the Company to enforce at any time any terms, covenants or conditions of this Agreement shall not be construed to be a waiver of such terms, covenants or conditions or of any other provision. Any waiver or modification of the terms, covenants or conditions of this Agreement shall only be effective if reduced to writing and signed by both Participant and an officer of the Company.
     5.10 Incorporation. The terms and conditions of this Grant Agreement are authorized by the Compensation Committee of the Board of Directors of H&R Block, Inc. The terms and conditions of this Grant Agreement are deemed to be incorporated into and form a part of every Award under the H&R Block, Inc. 1993 Long-Term Executive Compensation Plan and H&R Block, Inc. 2003 Long-Term Executive Compensation Plan unless the Award Certificate relating to a specific grant or award provides otherwise. If the Participant has previously executed a Grant Agreement, such Grant Agreement shall only cover those Awards subject to such specific Grant Agreement.
     5.11 Notices. Any notice to be given to the Company or election to be made under the terms of this Agreement shall be addressed to the Company (Attention: Long-Term Incentive Department) at One H&R Block Way, Kansas City Missouri 64105 or at such other address as the Company may hereafter designate in writing to the Participant. Any notice to be given to the Participant shall be addressed to the Participant at the last address of record with the Company or at such other address as the Participant may hereafter designate in writing to the Company. Any such notice shall be deemed to have been duly given when deposited in the United States mail via regular or certified mail, addressed as aforesaid, postage prepaid.
     5.12 Choice of Law. This Grant Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri without reference to principles of conflicts of laws.
     5.13 Choice of Forum and Jurisdiction. Participant and Company agree that any proceedings to enforce the obligations and rights under this Grant Agreement must be brought in Missouri District Court located in Jackson County, Missouri, or in the United States District Court for the Western District of Missouri in Kansas City, Missouri. Participant agrees and submits to personal jurisdiction in either court. Participant and Company further agree that this Choice of Forum and Jurisdiction is binding on all matters related to Awards under the Plan and may not be altered or amended by any other arrangement or agreement (including an employment agreement) without the express written consent of Participant and H&R Block, Inc.
     5.14 Attorneys Fees. Participant and Company agree that in the event of litigation to enforce the terms and obligations under this Grant Agreement, the party prevailing in any such cause of action will be entitled to reimbursement of reasonable attorney fees.

     5.15 Relationship of the Parties. Participant acknowledges that this Grant Agreement is between H&R Block, Inc. and Participant. Participant further acknowledges that H&R Block, Inc. is a holding company and that Participant is not an employee of H&R Block, Inc.
     5.16 Headings. The section headings herein are for convenience only and shall not be considered in construing this Agreement.
     5.17 Amendment. No amendment, supplement, or waiver to this Agreement is valid or binding unless in writing and signed by both parties.
     5.18 Execution of Agreement. This Agreement shall not be enforceable by either party, and Participant shall have no rights with respect to the Long Term Incentive Award, unless and until it has been (1) signed by Participant and on behalf of the Company by an officer of the Company, provided that the signature by such officer of the Company on behalf of the Company may be a facsimile or stamped signature, and (2) returned to the Company.
In consideration of said Award and the mutual covenants contained herein, the parties agree to the terms set forth above.
The parties hereto have executed this Grant Agreement.

Associate Name:	[Participant Name]

Date Signed:	[Acceptance Date]
H&R BLOCK, INC.
By: